Exhibit 99.1

Contact:	Susannah R. Robinson
Director, Investor Relations
(617) 342-6129

CABOT ANNOUNCES THIRD QUARTER OPERATING RESULTS

BOSTON, MA (August 2, 2006) — Cabot Corporation (NYSE:CBT) today announced net income of $25 million ($0.37 per diluted common share) for the third quarter of fiscal year 2006 ended June 30, 2006, compared to net income of $26 million ($0.39 per diluted common share) for the year ago quarter. The third fiscal quarter 2006 results included $2 million pre-tax of charges ($0.02 per diluted common share after tax) from certain items compared to $4 million pre-tax of charges ($0.04 per diluted common share after tax) from certain items in the third quarter of fiscal year 2005. Further details concerning certain items are included in Exhibit I of the press release.

In commenting on the results, Kennett F. Burnes, Cabot’s Chairman and CEO, said, “We were, of course, not satisfied with our results for the quarter as we fell short of our own expectations. This shortfall was disappointing given the strong volume performance in all businesses. In particular, despite our Carbon Black Business having strong volumes, our inability to return to a more historic margin level unfavorably impacted performance. In addition, we had three cost issues during the quarter, higher utility costs, higher maintenance costs at Cabot Japan, and our aggressive initiative to reduce inventory levels, thereby reducing production levels, resulting in higher fixed costs per unit. Also, and as expected, the transition to market-based pricing and higher ore costs in the Supermetals Business reduced Cabot’s overall profitability. We were pleased, however, to have our new capacity for our Carbon Black and Metal Oxides

Businesses in China, and our inkjet colorants capacity expansion all successfully come on line during the quarter, particularly in a period of such strong demand.”

The Carbon Black Business reported operating profits of $23 million compared to $26 million in both the third quarter of 2005 and the second quarter of 2006. Our carbon black product lines had solid volumes during the quarter. Rubber blacks volumes increased by 2% compared to the third quarter of 2005 and by 3% sequentially, and performance products returned to its more historic volume level with a 13% increase sequentially. Progress was made in restoring total variable margin during the quarter with margins in the third quarter of fiscal 2006 equivalent to those in the third quarter of fiscal 2005, but still below the levels seen prior to the recent period of continuously rising feedstock costs. In addition, quarterly operating costs were higher than we have experienced recently and three specific issues combined to reduce profitability by $9 million. First, higher utility costs impacted us by $2 million. Second, we made substantial progress in reducing operating working capital with a $38 million total improvement driven by a $28 million reduction in inventory. This resulted in a $4 million unfavorable impact on earnings from higher fixed costs per unit due to lower production levels. Third, Cabot Japan had higher maintenance costs, which unfavorably impacted us by $3 million.

The inkjet colorants product line continued to experience solid volume growth in both the OEM and aftermarket segments with a 40% increase over the third quarter of 2005 and a 4% increase over the second quarter of 2006. The transition from research to commercial grades, when compared to the third quarter of 2005, and some margin erosion, caused revenues to grow at a slower rate than volumes. Additionally, costs related to the new production capacity that is not yet being commercially utilized caused profitability to be lower both year over year and sequentially.

The Metal Oxides Business reported operating profits of $6 million during the quarter. This was $2 million higher than the third quarter of 2005 and $1 million higher than the second quarter of 2006. Fumed metal oxides continued to experience high capacity utilization and solid increases in demand, which led to higher profitability. Total volumes increased 11% compared to the third quarter of 2005, with higher electronics and niche volumes, and 3% sequentially. Favorable price mix and strong plant utilization more than offset increased year over year raw material and energy costs.

The Supermetals Business had a stronger than expected quarter, reporting $9 million in operating profits compared to $13 million in the third quarter of 2005 and $12 million in the second quarter of 2006. The continued transition from fixed price, fixed volume contracts to market-based arrangements and higher year over year raw material costs continue to unfavorably impact the business. However, the business is experiencing significant benefits from its previous cost reduction initiatives. We continue to make progress in reducing inventory levels, which have decreased by $46 million year to date.

During the third quarter of 2006, the Specialty Fluids Business reported operating profits of $5 million, equal to the third quarter of 2005, and $1 million higher than the second quarter of 2006. Utilization of our total available fluid decreased both year over year and sequentially but was offset by higher pricing on the quarter’s activity. A labor strike at one of our large North Sea customers during the quarter, that has since been settled, caused delays in their drilling operations during the quarter and could impact our profitability for the full year by as much as $2 million. We were, however, extremely pleased to be awarded two appraisal wells in Argentina that we anticipate will begin to be drilled in the fourth quarter. If successful, this work could lead to the use of our fluid in additional wells and our first significant expansion outside of the North Sea.

With respect to the future, Burnes said, “Looking forward, we believe that our shortfall in performance during the third quarter will put us at the lower end of where we had hoped to be for the full year. We remain cautious given the energy costs we have all experienced over the past months and the potential impact of political instability in certain regions of the world. Given this uncertainty and our recent performance, we are taking a very close look at all of our costs and are looking for ways to further improve margins to ensure that the Carbon Black Business continues to earn an acceptable return. On a more positive note, we have recently seen an improvement in cash generation and a reduction in our net debt position. The contract transition in the Supermetals Business will continue to impact our overall financial performance and we remain focused on replacing lost contract volumes with market volumes and continuing our inventory reduction progress. We look forward to the strong utilization of our new capacity to serve growing demand in new markets and developing regions of the world and remain optimistic about the prospects for continued strong demand in our core businesses and ongoing growth in our new businesses.”

Additional information regarding Cabot’s third quarter fiscal year 2006 results, is included in the Supplemental Business Information attached to the press release.

Included above are forward-looking statements relating to management’s expectations regarding performance of our rubber blacks and performance products product lines; Cabot’s overall business performance and prospects; our ability to replace lost contract volumes with open market volumes in the Supermetals Business; growth in inkjet colorants; the expansion of the Specialty Fluids Business outside of the North Sea; utilization of new capacity for rubber blacks, fumed metal oxides and inkjet colorants; and carbon black feedstock and natural gas prices. The following are some of the factors that could cause Cabot’s actual results to differ materially from those expressed in the forward-looking statements: a continuing rise in feedstock costs and a higher than expected increase in natural gas prices; lower than expected demand for our products; Cabot’s ability to generate cost savings and implement restructuring initiatives; the Company’s ability to maintain and grow its position in the small office, home office printing market and to participate in the growth in emerging inkjet applications for black colorants and to develop and commercialize colored pigments (which may be disrupted or delayed by technical difficulties, market acceptance, competitors’ new products or difficulties in moving from the experimental stage to the manufacturing stage); unexpected delays in drilling operations at wells recently awarded to the Specialty Fluids Business and the success of this Business in gaining wider acceptance by the energy industry of cesium formate as a drilling fluid and to penetrate new markets (including development of the required logistics to reach remote markets); and the timely customer acceptance of products from recent capacity expansion projects. Other factors and risks are discussed in the Company’s 2005 Annual Report on Form 10-K with the Securities and Exchange Commission.

Cabot Corporation is a global specialty chemicals and materials company headquartered in Boston, MA. Cabot’s major products are carbon black, fumed silica, inkjet colorants, capacitor materials, and cesium formate drilling fluids.

Third Quarter Earnings Announcement, Fiscal 2006

CABOT CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS

Periods ended June 30	Three Months		Nine Months
Dollars in millions, except per share amounts (unaudited)	2006	2005	2006	2005

Net sales and other operating revenues	$666	$545	$1,880	$1,567
Cost of sales	551	427	1,574	1,202
Gross profit	$115	$118	$306	$365

Selling and administrative expenses	59	63	176	173
Research and technical expenses	14	14	41	43
Goodwill asset impairment	—	—	—	90
Income from operations	$42	$41	$89	$59

Other income and expense
Interest and dividend income	—	2	3	5
Interest expense	(6)	(8)	(19)	(24)
Other income (expense)	(2)	1	—	5
Total other income and expense	(8)	(5)	(16)	(14)

Income from continuing operations before income taxes	34	36	73	45

Provision for income taxes	(8)	(9)	(13)	(30)
Equity in net income of affiliated companies, net of tax	1	2	8	6
Minority interest in net income, net of tax	(2)	(3)	(9)	(9)

Net income from continuing operations	25	26	59	12

Cumulative effect of an accounting change, net of tax	—	—	2	—

Net income	25	26	61	12
Dividends on preferred stock, net of tax	(1)	(1)	(2)	(2)
Net income available to common shares	$24	$25	$59	$10

Diluted income per common share
Income from continuing operations	$0.37	$0.39	$0.85	$0.18
Cumulative effect of an accounting change, net of tax	$—	$—	$0.04	$—
Net income	$0.37	$0.39	$0.89	$0.18

Weighted average common shares outstanding
Diluted	69	69	69	69

Third Quarter Earnings Announcement, Fiscal 2006

CABOT CORPORATION SUMMARY RESULTS BY SEGMENTS

Periods ended June 30	Three Months		Nine Months
Dollars in millions, except per share amounts (unaudited)	2006	2005	2006	2005

SALES
Carbon Black Business	$514	$387	$1,409	$1,101
Rubber blacks	367	252	1,011	712
Performance products	134	123	360	356
Inkjet colorants	12	10	35	28
Superior MicroPowders	1	2	3	5
Metal Oxides Business	66	57	185	175
Fumed metal oxides	65	57	184	175
Aerogels	1	—	1	—
Supermetals Business	66	93	226	256
Specialty Fluids	12	11	33	26
Segment sales (A)	658	548	1,853	1,558
Unallocated and other (B)	8	(3)	27	9
Net sales and other operating revenues	$666	$545	$1,880	$1,567
SEGMENT PROFIT
Carbon Black Business	$23	$26	$70	$97
Metal Oxides Business	6	4	13	15
Supermetals Business	9	13	32	45
Specialty Fluids	5	5	13	11
Total Segment Profit (C)	43	48	128	168

Interest expense	(6)	(8)	(19)	(24)
General unallocated income (expense) (D)	(2)	(2)	(28)	(93)
Less: Equity in net income of affiliated companies, net of tax	(1)	(2)	(8)	(6)
Income from continuing operations before income taxes	34	36	73	45
Provision for income taxes	(8)	(9)	(13)	(30)
Equity in net income of affiliated companies, net of tax	1	2	8	6
Minority interest in net income, net of tax	(2)	(3)	(9)	(9)
Income from continuing operations	25	26	59	12
Cumulative effect of an accounting change, net of tax (E)	—	—	2	—
Net income	25	26	61	12
Dividends on preferred stock, net of tax	(1)	(1)	(2)	(2)
Net income available to common shares	$24	$25	$59	$10

Diluted earnings per common share
Income from continuing operations	$0.37	$0.39	$0.85	$0.18
Cumulative effect of an accounting change, net of tax (E)	$—	$—	$0.04	$—
Net income	$0.37	$0.39	$0.89	$0.18
Weighted average common shares outstanding
Diluted	69	69	69	69

(A)         Segment sales for certain operating segments within the Carbon Black Business include 100% of sales of one equity affiliate and transfers of materials at cost and at market-based prices.

(B)           Unallocated and other reflects an elimination for sales of one equity affiliate offset by royalties paid by equity affiliates and external shipping and handling fees.

(C)           Segment profit is a measure used by Cabot's operating decision-makers to measure consolidated operating results and assess segment performance. Segment profit includes equity in net income of afflilated companies, royalties paid by equity affiliates, minority interest and allocated corporate costs.

(D)          General unallocated income (expense) includes foreign currency transaction gains (losses), interest income, dividend income, and the certain items listed in Exhibit I, including charges in the Supermetals Business of $90 million of goodwill impairment in the second quarter of 2005 and the $27 million Gwalia settlement payment in the second quarter of 2006.

(E) Amounts related to the cumulative benefit resulting from the adoption of FAS 123(R) in the first quarter of 2006, net of tax.

Third Quarter Earnings Announcement, Fiscal 2006

CABOT CORPORATION CONDENSED CONSOLIDATED FINANCIAL POSITION

	June 30,	September 30,
	2006	2005
Dollars in millions	(unaudited)

Current assets:

Cash and cash equivalents	$114	$181
Short-term marketable securities investments	1	30
Accounts and notes receivable, net of reserve for doubtful accounts of $7 and $4	541	430
Inventories:
Raw materials	144	169
Work in process	120	134
Finished goods	145	151
Other	39	39
Total inventories	448	493
Prepaid expenses and other current assets	92	66
Assets held for sale	—	5
Deferred income taxes	50	41
Total current assets	1,246	1,246

Investments:
Equity affiliates	57	63
Long-term marketable securities and cost investments	3	6
Total investments	60	69

Property, plant and equipment	2,479	2,264
Accumulated depreciation and amortization	(1,530)	(1,430)
Net property, plant and equipment	949	834

Other assets:
Goodwill	35	25
Intangible assets, net of accumulated amortization of $9 and $9	5	6
Assets held for rent	39	37
Deferred income taxes	106	108
Other assets	58	49

Total other assets	243	225

Total assets	$2,498	$2,374

Third Quarter Earnings Announcement, Fiscal 2006

CABOT CORPORATION CONDENSED CONSOLIDATED FINANCIAL POSITION

	June 30,	September 30,
	2006	2005
Dollars in millions, except for share and per share amounts	(unaudited)

Current liabilities:

Notes payable to banks	$44	$34
Accounts payable and accrued liabilities	369	321
Income taxes payable	44	30
Deferred income taxes	1	1
Current portion of long-term debt	39	47
Total current liabilities	497	433

Long-term debt	458	463
Deferred income taxes	13	15
Other liabilities	292	307

Commitments and Contingencies
Minority interest	64	57

Stockholders' equity:
Preferred stock:
Authorized: 2,000,000 shares of $1 par value
Series B ESOP Convertible Preferred Stock 7.75% Cumulative issued:
75,336 shares; outstanding: 57,043 and 61,068 shares (aggregate per share
Redemption value of $40 and $44)	57	61
Less cost of shares of preferred treasury stock	(38)	(38)
Common stock:
Authorized: 200,000,000 shares of $1 par value
Issued and outstanding: 63,452,646 and 62,971,872	63	63
Less cost of shares of common treasury stock	(5)	(5)
Additional paid-in capital	21	32
Retained earnings	1,144	1,127
Unearned compensation	—	(41)
Deferred employee benefits	(39)	(42)
Notes receivable for restricted stock	(15)	(19)
Accumulated other comprehensive loss	(14)	(39)
Total stockholders' equity	1,174	1,099

Total liabilities and stockholders' equity	$2,498	$2,374

CABOT CORPORATION

	Fiscal 2005					Fiscal 2006
In millions,
except per share amounts (unaudited)	Dec. Q.	Mar. Q.	June Q.	Sept. Q.	FY	Dec. Q.	Mar. Q.	June Q.	Sept. Q.	FY

Sales
Carbon Black Business	$345	$369	$387	$389	$1,490	$419	$476	$514		$1,409
Rubber blacks	225	235	252	264	976	298	346	367		1,011
Performance products	110	123	123	113	469	109	117	134		360
Inkjet colorants	9	9	10	11	39	11	12	12		35
Superior MicroPowders	1	2	2	1	6	1	1	1		3
Metal Oxides Business	60	58	57	56	231	57	62	66		185
Fumed metal oxides	60	58	57	56	231	57	62	65		184
Aerogels	—	—	—	—	—	—	—	1		1
Supermetals Business	77	86	93	90	346	93	67	66		226
Specialty Fluids Business	7	8	11	14	40	10	11	12		33
Segment Sales (A)	489	521	548	549	2,107	579	616	658		1,853
Unallocated and other (B)	6	6	(3)	9	18	8	11	8		27

Net sales and other operating revenues	$495	$527	$545	$558	$2,125	$587	$627	$666		$1,880

Segment Profit (Loss)
Carbon Black Business	$30	$41	$26	$(4)	$94	$21	$26	$23		$70
Metal Oxides Business	6	5	4	1	16	2	5	6		13
Supermetals Business	16	16	13	7	52	11	12	9		32
Specialty Fluids	2	4	5	7	17	4	4	5		13
Total segment profit (C)	54	66	48	11	179	38	47	43		128

Net Income (Loss) Available to Common Shares
Interest expense	(8)	(8)	(8)	(5)	(29)	(6)	(7)	(6)		(19)
General unallocated income (expense)(D)	1	(91)	(2)	(139)	(231)	(2)	(24)	(2)		(28)
Less: Equity in net income of affiliated companies, net of tax	(2)	(2)	(2)	(6)	(12)	(3)	(4)	(1)		(8)

Income (Loss) from Continuing Operations before income taxes	45	(35)	36	(139)	(93)	27	12	34		73
(Provision) benefit for income taxes	(9)	(13)	(9)	76	45	(4)	(1)	(8)		(13)
Equity in net income of affiliated companies, net of tax	2	2	2	6	12	3	4	1		8
Minority interest in net income, net of tax	(3)	(4)	(3)	(2)	(12)	(4)	(3)	(2)		(9)

Income (Loss) from Continuing Operations	35	(50)	26	(59)	(48)	22	12	25		59
Cumulative effect of an accounting change, net of tax (E)	—	—	—	—	—	2	—	—		2

Net income (loss)	35	(50)	26	(59)	(48)	24	12	25		61
Dividends on preferred stock, net of tax	(1)	—	(1)	(1)	(3)	(1)	—	(1)		(2)

Net income (loss) available to common shares	$34	$(50)	$25	$(60)	$(51)	$23	$12	$24		$59

Diluted income (loss) per common share
Income (loss) from Continuing Operations	$0.51	$(0.84)	$0.39	$(1.02)	$(0.84)	$0.31	$0.17	$0.37		$0.85
Cumulative Effects of an accounting change, net of tax (E)	—	—	—	—	—	0.04	—	—		0.04
Net income (loss)	$0.51	$(0.84)	$0.39	$(1.02)	$(0.84)	$0.35	$0.17	$0.37		$0.89
Weighted average common shares outstanding
Diluted (F)	69	60	69	59	60	68	69	69		69

(A)         Segment sales for certain operating segments within the Carbon Black Business include 100% of sales of one equity affiliate and transfers of materials at cost and at market-based prices.

(B)           Unallocated and other reflects an elimination for sales for one equity affiliate offset by royalties paid by equity affiliates, external shipping and handling fees.

(C)           Segment profit is a measure used by Cabot's operating decision-makers to measure consolidated operating results and assess segment performance. Segment profit includes equity in net income of affiliated companies and excludes royalties paid by equity affiliates, minority interest and allocated corporate costs.

(D)          General unallocated income (expense) includes foreign currency transaction gains (losses), interest income, dividend income and certain items listed in Exhibit I. These amounts also include the following charges in the Supermetals Business: $90 million of goodwill impairment charges recorded in the second quarter of 2005, $121 million of long-lived asset impairment charges recorded in the fourth quarter of fiscal 2005 and the $27 million settlement payment in the second quarter of 2006.

(E)            Amounts relate to the cumulative benefit resulting from the adoption of FAS 123(R) in the first quarter of 2006, net of tax.

(F)    The weighted average common shares outstanding for the quarter ending March 31, 2005 and the quarter and year ending September 30, 2005 reflects the exclusion of those shares that would be antidilutive due to the Company’s net loss position in these periods. The shares excluded totalled approximately 9 million shares for the quarter ending March 31, 2005 and approximately 9 million and 8 million shares, respectively, for the quarter and year ending September 30, 2005.

Third Quarter Earnings Announcement, Fiscal 2006

CABOT CORPORATION CERTAIN ITEMS - Exhibit I

Periods ended June 30	Three Months				Nine Months
Dollars in millions, except per share amounts (unaudited)	2006	2006	2005	2005	2006	2006	2005	2005
	$	per share(A)	$	per share(A)	$	per share(A)	$	per share(A)

Certain items before income taxes
Restructuring initiatives	$(1)	$(0.01)	$(4)	$(0.04)	$(4)	$(0.04)	$(12)	$(0.12)
Cost reduction initiatives	(1)	(0.01)	—	—	(4)	(0.04)	—	—
Gwalia settlement payment	—	—	—	—	(27)	(0.25)	—	—
Goodwill asset impairment	—	—	—	—	—	—	(90)	(1.30)
Total certain items	(2)	(0.02)	(4)	(0.04)	(35)	(0.33)	(102)	(1.42)
Cumulative effect of an accounting change (B)	—	—	—	—	4	0.04	—	—
Total certain items and cumulative effect of an accounting change	(2)	(0.02)	(4)	(0.04)	(31)	(0.29)	(102)	(1.42)
Tax impact of certain items and cumulative effect of an accounting change (C)	—	—	1	—	10	—	6	0.04
Total certain items and cumulative effect of an accounting change, after tax	$(2)	$(0.02)	$(3)	$(0.04)	$(21)	$(0.29)	$(96)	$(1.38)

Periods ended June 30	Three Months		Nine Months
Dollars in millions (unaudited)	2006	2005	2006	2005

Statement of Operations Line Item
Net sales and other operating revenues	$—	$—	$1	$—
Cost of sales	(1)	(4)	(31)	(11)
Selling and administrative expenses	(1)	—	(5)	(1)
Goodwill asset impairment	—	—	—	(90)
Total certain items	$(2)	$(4)	$(35)	$(102)

(A) Per share amounts are calculated after tax.

(B) Cumulative benefit resulting from adoption of FAS 123(R) in the first quarter of 2006, net of tax.

(C) Represents tax impact of certain items and cumulative effect of an accounting change.

CABOT CORPORATION
THIRD QUARTER FISCAL YEAR 2006
SUPPLEMENTAL BUSINESS INFORMATION
(Unaudited)

Business Segment Analysis

Volume changes for the third quarter of 2006 compared to the third quarter of 2005 and the second quarter of 2006 were as follows:

Business Segment	Q3 2006 vs Q3 2005	Q3 2006 vs Q2 2006
Carbon Black Business
Rubber Blacks*	2%	3%
Performance Products	(3)%	13%
Inkjet Colorants	40%	4%
Metal Oxides Business
Fumed Metal Oxides	11%	3%
Supermetals Business	(9)%	8%

* volume changes in the Carbon Black Business exclude Cabot Japan volumes

Rubber Blacks Regional Analysis

Volume changes by region for the third quarter of 2006 compared to the third quarter of 2005 and the second quarter of 2006 were as follows:

Region	Q3 2006 vs Q3 2005	Q3 2006 vs Q2 2006
North America	(2)%	(2)%
South America	4%	11%
Europe	3%	(2)%
Asia Pacific *	(7)%	3%
China	17%	13%

* volume changes in Asia Pacific region exclude Cabot Japan volumes

Capital Expenditures

Cabot invested approximately $43 million in capital expenditures during the third quarter of 2006 compared to $45 million during the third quarter of 2005.

Share Repurchases

	Q1 FY06	Q2 FY06	Q3 FY06
Total Shares Repurchased	85,733	76,316	246,309
Open Market Shares Repurchased	—	—	—
Cash Cost of Open Market Purchases	—	—	—

•                  Approximately 2.7 million shares remain available for purchase under the current Board of Directors’ authorization.

Working Capital

During the third quarter of 2006 working capital decreased by $53 million on a constant dollar basis ($45 million at actual exchange rates) driven by reduced inventory levels and an increase in payables.  The decrease was partially offset by higher accounts receivable levels from strong volumes and price increases, and upward pressure on inventory costs resulting from higher feedstock costs.

Effective Tax Rate

The Company’s effective tax rate for both net income and net income from continuing operations was 22% for the third quarter of 2006.